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                                   EXHIBIT 11
                       COMPUTATION OF NET INCOME PER SHARE
                     AS OF QUARTER ENDED SEPTEMBER 30, 1997

                                                   FOR THE THREE MONTHS ENDED
                                           SEPTEMBER 30, 1997         SEPTEMBER 30,1996
                                           ------------------         -----------------
Net income / (Loss)                             329,416                    (783,693)

Weighted average shares outstanding           2,185,348                   2,167,135

Earning / (Loss) per shares outstanding            0.15                       (0.36)


                                                     FOR THE SIX MONTHS ENDED
                                             SEPTEMBER 30, 1997        SEPTEMBER 30,1996
                                             ------------------        -----------------
Net income / (Loss)                                639,541                   (520,209)

Weighted average shares outstanding              2,183,092                  2,164,879

Earning / (Loss) per shares outstanding               0.29                      (0.24)